Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Barnes & Noble Education, Inc. Equity Incentive Plan of our reports dated June 29, 2016, with respect to the consolidated financial statements and schedule of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended April 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
MetroPark, NJ
September 16, 2016